EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the Registrant:

Registrant and Parent:
Rowan Companies, Inc.

Wholly-Owned Subsidiaries of Registrant:
Rowan International, Inc., a Panamanian corporation
Rowandrill, Inc., a Texas corporation
Rowan Drilling Company, Inc., a Texas corporation
Atlantic Maritime Services, Inc., a Texas corporation
LeTourneau, Inc., a Texas corporation

Note:	Certain subsidiaries have been omitted from this listing
because such subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.